CORPORATE ACCESS NUMBER: 2013043407

Alberta

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

PEMBINA PIPELINE CORPORATION

AMENDED ITS ARTICLES ON 2012/03/27.

Name/Structure Change Alberta Corporation - Registration Statement

Alberta Amendment Date: 2012/03/27

Service Request Number:	17757967
Corporate Access Number:	2013043407
Legal Entity Name:	PEMBINA PIPELINE CORPORATION
French Equivalent Name:
Legal Entity Status:	Active

Alberta Corporation Type:	Named Alberta Corporation
New Legal Entity Name:	PEMBINA PIPELINE CORPORATION
New French Equivalent Name:
Nuans Number:
Nuans Date:
French Nuans Number:
French Nuans Date:

Share Structure:	THE ANNEXED SCHEDULE "A" IS INCORPORATED INTO AND FORMS PART OF THIS FORM.

Share Transfers Restrictions:	NONE.
Number of Directors:
Min Number Of Directors:	5
Max Number Of Directors:	11
Business Restricted To:	NONE.
Business Restricted From:	NONE.
Other Provisions:	THE ANNEXED SCHEDULE "B" IS INCORPORATED INTO AND FORMS PART OF THIS FORM.
BCA Section/Subsection:	173(1)(L)

Professional Endorsement Provided:
Future Dating Required:

Annual Return

File Year	Date Filed
2012	2012/03/06
2011	2011/02/28
2010	2010/03/02

Attachment

Attachment Type	Microfilm Bar Code	Date Recorded
Other Rules or Provisions	ELECTRONIC	2007/03/01
Amalgamation Agreement	10000306101688719	2007/03/01
Statutory Declaration	10000706101688722	2007/03/01
Share Structure	ELECTRONIC	2007/03/01
Articles/Plan of Arrangement/Court Order	10000707103490040	2010/10/01
Share Structure	ELECTRONIC	2010/10/01

Registration Authorized By:	JENNIFER A. HARKER
OFFICER

SCHEDULE "A"

PEMBINA PIPELINE CORPORATION

(the "Corporation")

(share structure)

The Corporation is authorized to issue an unlimited number of Common Shares. The rights attached to the Common Shares are as follows:

(a)          The holders of the Common Shares shall be entitled to receive notice of, attend at and vote at any meeting of the shareholders of the Corporation on the basis of one vote for each Common Share held at the time of any such meeting;

(b)          To receive dividends declared as and if declared by the Board of Directors; and

(c)          The holders of the Common Shares shall be entitled to share in the remaining property of the Corporation upon liquidation, dissolution, bankruptcy, winding-up or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

The Corporation is authorized to issue an unlimited number of preferred shares designated as Preferred Shares, Series A (the "Series A Preferred Shares") and the rights, privileges, restrictions and conditions attached to such shares are as follows:

(a)          Stated Capital Account

In accordance with the provisions of subsection 28(3) of the Business Corporations Act (Alberta), on the issuance of Series A Preferred Shares in exchange for property, or shares of another class, or pursuant to an amalgamation referred to in sections 182 or 187 of the Business Corporations Act (Alberta) or an arrangement referred to in paragraphs 193(1)(b) or (c) of the Business Corporations Act (Alberta), the directors of the Corporation may add to the stated capital account maintained for such Preferred Shares the whole or any part of the amount of the consideration received by the Corporation in the exchange.

(b)          Redemption Amount

The price or consideration payable entirely in lawful money of Canada at which each Series A Preferred Share shall be redeemed (the "Redemption Amount") shall be the fair market value of the consideration received therefor (the "Consideration") as determined by the directors of the Corporation at the time of issuance of the Preferred Shares of such series as adjusted from time to time pursuant to the provisions of this paragraph (b).

If any competent taxing authority (the "Taxing Authority") at any time issues or proposes to issue any assessment or assessments that impose or would impose any liability for tax as a result of a determination by the Taxing Authority that the fair market value of the Consideration at the time Series A Preferred Shares were issued was an amount (the "Revised Amount") other than the amount approved by the directors and if:

(i)          the directors and the holders of the Series A Preferred Shares agree with such determination;

(ii)         all times for appeal in respect of the determination have expired without appeals having been taken; or

(iii)        a Court or tribunal having jurisdiction in the matter has decided to uphold such determination or has decided that the fair market value of the Consideration at the time the Series A Preferred Shares were issued was an amount (the "Court Determined Value") which is equal to neither the Revised Amount nor the amount previously determined by the directors and

(A)         all appeal rights in respect of such decision have been exhausted or have expired without appeals having been taken; or

(B)         the directors and the holders of the Series A Preferred Shares agree with such decision;

then the Redemption Amount of the Series A Preferred Shares shall be adjusted retroactively to equal either the Revised Amount or, where the Court Determined Value is an amount other than the Revised Amount, the Court Determined Value and all necessary adjustments, payments and repayments as may be required shall forthwith be made so that the Corporation and all holders or former holders of the Series A Preferred Shares are in the same position that they would have been in if the Redemption Amount with respect to such shares had been originally determined to be either the Revised Amount or the Court Determined Value, as applicable.

Without limiting the generality of the foregoing, if dividends are paid on the Series A Preferred Share between the date of its issuance and the date of any adjustment to the Redemption Amount as provided for above then, upon any such adjustment being made, an amount shall be paid by the Corporation or by the recipient of the dividends on such Series A Preferred Share, as the case may be, together with interest thereon at the prime rate of interest charged by the bankers of the Corporation at the date of payment of the dividends computed from the date of payment of the dividends to the date of payment provided for in this subparagraph, which amount shall be equal to the difference between the amount of the dividends actually received and the amount of dividends which would have been received if the required adjustment to the Redemption Amount had been made at the date of issuance of such Series A Preferred Share.

Without limiting the generality of the foregoing, if any Series A Preferred Share is redeemed, purchased or otherwise acquired or cancelled for an amount which is equal to or is based upon the Redemption Amount before any adjustment to Redemption Amount as provided for above has been made then, upon any such adjustment being made, an amount shall be paid by the Corporation or the person whose Series A Preferred Share was redeemed, purchased or otherwise acquired or cancelled, as the case may be, together with interest thereon at the prime rate of interest charged by the bankers of the Corporation at the date of the redemption, purchase or other acquisition or cancellation of the Series A Preferred Share computed from the date of such payment to the date of the payment provided for in this subparagraph, which amount shall equal the difference between the amount actually paid on the redemption, purchase or other acquisition or cancellation of the Series A Preferred Share and the amount which would have been paid if the required adjustment to the Redemption Amount had been made at the date of issuance of the Series A Preferred Share that was deemed, purchased or otherwise acquired or cancelled.

The directors shall take reasonable steps so as to not allot and issue any Series A Preferred Shares or approve of the transfer of any Series A Preferred Shares unless the person to whom the shares are issued or the transferee, as the case may be, is made aware of the provisions of this paragraph and agrees or acknowledges, in a form and manner satisfactory to the directors, to be bound by and comply with the provisions of this paragraph.

(d)          Voting Rights

Subject to the provisions of the Business Corporations Act (Alberta), a holder of Series A Preferred Shares shall not be entitled to receive notice of, attend at or to vote at any meeting of the shareholders of the Corporation.

(e)          Dividend Rights

The holders of Series A Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, if and when declared by the directors out of the moneys of the Corporation properly applicable to the payment of dividends, preferential non- cumulative dividends based on the Redemption Amount applicable to such shares at the rate to be set by the directors.

In respect of the fiscal year of the Corporation in which a particular Series A Preferred Share is issued, such dividend shall accrue from the date of the issuance of such Series A Preferred Share.

The directors shall be entitled from time to time to declare in full or in part the said non- cumulative dividend for any fiscal year and may declare, subject to paragraph (i), dividends on preferred shares of one or more series without declaring a dividend on the common shares of the Corporation or on any other series of preferred shares of the Corporation and may from time to time declare dividends on the common shares of the Corporation without declaring a dividend on the Series A Preferred Shares.

(f)          Return of Capital

Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or otherwise, or other distribution of the assets of the Corporation or repayment of capital to its shareholders for the purpose of winding up its affairs, the holders of the Series A Preferred Shares shall be entitled to receive for each such share, in priority to the holders of common shares, the Redemption Amount per share together with all declared but unpaid dividends thereon (herein referred to as the "Redemption Price"). After the payment to the holders of the Series A Preferred Shares of the Redemption Price for each such share as aforesaid, the holders of the Series A Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

(g)          Redemption

The Corporation may, upon giving notice as provided in paragraph (k), redeem or purchase the whole or any part of the Series A Preferred Shares held by one or more shareholders on payment for each share to be redeemed or purchased of the Redemption Price.

(h)          Mandatory Automatic Redemption by the Corporation

Subject to the provisions of the Business Corporations Act (Alberta):

(i)          If at any time a holder of Series A Preferred Shares ceases to be, or is not, a direct or indirect wholly-owned subsidiary of the Corporation, the Corporation, with or without knowledge of such event, shall be deemed, without further action or notice, to have automatically redeemed or purchased all of the Series A Preferred Shares held by such holder in exchange for payment for each share redeemed or purchased of the Redemption Price.

(ii)         Upon obtaining knowledge that a holder of Series A Preferred Shares has ceased to be, or is not, a direct or indirect wholly-owned subsidiary of the Corporation, the Corporation shall mail to each such holder a notice in writing of that the holder's Series A Preferred Shares have been deemed to be automatically redeemed or purchased by the Corporation. Such notice shall be mailed to each such shareholder at his address as it appears on the books of the Corporation, or in the event the address of any such shareholder not so appearing, then the last known address of such shareholder, provided, however, that an accidental failure or omission to give such notice to one or more of such shareholders shall not affect the validity of such automatic redemption or purchase.

(iii)        Such notice shall set out the Redemption Price in respect of such shares, whether the shares have been redeemed pursuant to Section 36 of the Business Corporations Act (Alberta), or have been purchased pursuant to Section 34 of the Business Corporations Act (Alberta) and the date on which payment by the Corporation for such automatic redemption or purchase is to take place.

(iv)        On or after the date so specified for payment in respect of the automatic redemption or purchase, the Corporation shall pay, or cause to be paid, to, or to the order of, the registered holders of the Series A Preferred Shares which have been redeemed, or purchased, the Redemption Price in respect thereof on presentation and surrender at the registered office of the Corporation, or any other place designated in such notice, of the certificates for the Series A Preferred Shares which have been redeemed or purchased.

(v)         From and after the time that a holder of Series A Preferred Shares ceases to be, or is not, a direct or indirect wholly-owned subsidiary of the Corporation, the Series A Preferred Shares shall be deemed to be automatically redeemed or purchased, shall be deemed to be cancelled, and shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of their rights as shareholders in respect thereof.

(vi)        The Corporation shall have the right at any time after mailing of the notice of its intention to make payment for such automatically redeemed or purchased Series A Preferred Shares to deposit to a special account in any chartered bank or any trust company in Canada named in such notice, the Redemption Price of the shares so redeemed or purchased. The deposit shall be made in such a manner that it shall be paid without interest to or to the order of the respective holders of such Series A Preferred Shares so redeemed or purchased upon presentation and surrender to such bank or trust company of the share certificate or certificates representing the same.

(i)          Retraction Privilege

Subject to the provisions of the Business Corporations Act (Alberta):

(i)          Any holder of Series A Preferred Shares may at any time demand that the Corporation redeem all or any part of such Series A Preferred Shares by payment to him of the Redemption Price in respect of such shares.

(ii)         Such demand for redemption shall be made in writing, signed by the holder demanding redemption and shall be delivered or mailed to the registered office of the Corporation and shall be deemed to have been received on the day of delivery if delivered and on the business day following the day of mailing if mailed.

(iii)        Forthwith upon receipt of a demand for redemption the Corporation shall deliver or mail a copy thereof to all other holders, if any, of Series A Preferred Shares, and such copy shall be deemed to have been received on the day of delivery if delivered and on the business day following the day of mailing if mailed. The rationale for this mailing shall be to allow other holders of Series A Preferred Shares to submit demands for redemption.

(iv)        If there is only one holder of Series A Preferred Shares the Corporation shall redeem the Series A Preferred Shares referred to in his demand forthwith upon receipt thereof. If there is more than one such holder, then on the 21st day following the last date of delivery or mailing of the copies referred to in the preceding paragraph, the Corporation shall redeem all Series A Preferred Shares in respect of which it has then received demands for redemption provided that if the assets of the Corporation are not sufficient to redeem all of those shares, the redemption shall be made pro rata in proportion to the number of Series A Preferred Shares specified in the demands received on or before that 21st day.

(j)          Corporate Solvency

No distribution shall be made by the Corporation in respect of any shares other than the Series A Preferred Shares if such distribution may reasonably be considered to result in the Corporation having insufficient net assets to redeem or purchase the Series A Preferred Shares. For the purpose of this paragraph:

(i)          "net assets" of the Corporation means the amount for which the assets of the Corporation could be realized in cash at that time less the amount of any taxes payable as a result of the disposition and all disposition expenses and less the other liabilities of the Corporation at that time; and

(ii)         "distribution" means any declaration, payment or distribution to or to the account of any shareholders of the Corporation, now or hereafter outstanding by way of:

(A)         dividends in cash or specie, except dividends payable in shares of any class of the Corporation; or

(B)         purchase, redemption or other retirement of any outstanding shares except when such purchase, redemption or other retirement is paid for out of the proceeds of an issue of shares made for that purpose.

(k)          Manner of Redemption or Purchase of Series A Preferred Shares

Other than in respect of a redemption of Series A Preferred Shares pursuant to paragraph (h), the redemption or purchase of Series A Preferred Shares shall be made in the following manner:

(i)          The Corporation shall, at least 30 days (or such other period of time as may be set at the time of issuance of the said Series A Preferred Shares) before the date specified for redemption or purchase or such lesser period of time as may be unanimously agreed upon by the holders of all of the Series A Preferred Shares then being redeemed or purchased, mail to each person, who at the date of mailing, is the registered holder of the Series A Preferred Shares, a notice in writing of the intention of the Corporation to redeem or purchase such Series A Preferred Shares. Such notice shall be mailed to each such shareholder at his address as it appears on the books of the Corporation, or in the event the address of any such shareholder not so appearing, then the last known address of such shareholder, provided, however, that an accidental failure or omission to give such notice to one or more of such shareholders shall not affect the validity of such redemption or purchase.

(ii)         Such notice shall set out the Redemption Price in respect of such shares, whether the shares are being redeemed pursuant to Section 36 of the Business Corporations Act (Alberta), or are being purchased pursuant to Section 34 of the Business Corporations Act (Alberta), the date on which redemption or purchase is to take place, and, if only part of the Series A Preferred Shares held by the person to whom the notice is addressed are to be redeemed or purchased, the number thereof to be redeemed or purchased.

(iii)        On or after the date so specified for redemption or purchase, the Corporation shall pay, or cause to be paid, to, or to the order of, the registered holders of the Series A Preferred Shares to be redeemed, or purchased, the Redemption Price in respect thereof on presentation and surrender at the registered office of the Corporation, or any other place designated in such notice, of the certificates for the Series A Preferred Shares called for redemption or purchase and the certificates for such shares shall thereupon be cancelled and the shares represented thereby be deemed to be redeemed or purchased. If only part of the shares represented by any certificate are redeemed or purchased, a new certificate for the balance shall be issued at the expense of the Corporation.

(iv)        From and after the date specified in any such notice, the Series A Preferred Shares called for redemption or purchase shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of their rights as shareholders in respect thereof; unless payment of the Redemption Price is not made upon the presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until so paid.

(v)         The Corporation shall have the right at any time after mailing of the notice of its intention to redeem or purchase any Series A Preferred Shares to deposit to a special account in any chartered bank or any trust company in Canada named in such notice, Redemption Price of the shares so called for redemption or purchase, or the Redemption Price of such number of said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption or purchase. The deposit shall be made in such a manner that it shall be paid without interest to or to the order of the respective holders of such Series A Preferred Shares called for redemption or purchase upon presentation and surrender to such bank or trust company of the share certificate or certificates representing the same, and upon such deposit being made or upon the date specified for the redemption or purchase in such notice, whichever is the later, the Series A Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed or purchased and the rights of the holder thereof after such deposit or such redemption or purchase date, as the case may be, shall be limited to receiving without interest their proportionate share of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively, and any interest accrued on any such deposit shall belong to the Corporation.

(vi)        Except as otherwise provided in subparagraph (k)(iv), if only part of the outstanding Series A Preferred Shares are to be redeemed or purchased at the option of the Corporation at any one time, the directors may in their absolute discretion determine the Series A Preferred Shares so to be redeemed or purchased and such redemptions or purchase need not be pro-rata to the holdings of any holder or on any other fixed basis.

SCHEDULE "B"

ARTICLES OF AMALGAMATION OF

PEMBINA PIPELINE CORPORATION

1.     The Corporation has a lien on the shares of the shareholder or his legal representative for a debt of that shareholder to the Corporation.

2.     The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

ARTICLES OF AMENDMENT

Business Corporations Act

Section 29 or 177

1.	NAME OF CORPORATION:	2.	CORPORATE ACCESS NO.

	Pembina Pipeline Corporation		2013043407

3.	THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to Section 173 (1)(1) of the Business Corporations Act (Alberta) the Articles be amended to increase the maximum number of directors by deleting the current maximum number of directors in its entirety and replacing it with the following:

Maximum of eleven (11), so that the Articles read as: Minimum of five (5), maximum of eleven (11).

ELECTRONICALLY FILED WITH
ALBERTA REGISTRIES ON

MAR 27 2012

by BLAKE, CASSELS & Graydon LLP
Corporate Services

DATE	SIGNATURE	NAME AND TITLE

March 27, 2012

		Print Name:	Jennifer A. Harker
		Print Title:	Corporate Secretary and Senior Legal Counsel

This information is being collected for the purposes of Alberta Registries records in accordance with the Business Corporations Act.